Exhibit 5

MOORE, COCKRELL, GOICOECHEA & JOHNSON, P.C.

OFFICE 406-751-6000 | FAX 406-756-6522

145 COMMONS LOOP, STE. 200 | PO BOX 7370 | KALISPELL, MT 59904-0370

Dale R. Cockrell	Katrina L. Feller
Sean P. Goicoechea	Sean E. Christensen
Jay T. Johnson	David M. Sandler
Christopher C. Di Lorenzo	Timothy J. Shaffer
Eric M. Brooks

July 31, 2025

The Board of Directors

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, Montana 59901

Re:	Legal Opinion Regarding Validity of Securities Offered

Members of the Board:

We have acted as special counsel to Glacier Bancorp, Inc., a Montana corporation (“Glacier”), in connection with Glacier’s registration under the Securities Act of 1933, as amended (the “Act”), of up to 11,693,180 shares of Glacier common stock, $0.01 par value per share (the “Shares”), to be issued in accordance with the Plan and Agreement of Merger Among Glacier Bancorp, Inc., Glacier Bank, Guaranty Bancshares, Inc., and Guaranty Bank & Trust, N.A., dated as of June 24, 2025 (the “Merger Agreement”).

For the purpose of rendering this opinion, we have examined: (i) Glacier’s Articles of Incorporation, as amended; (ii) Glacier’s Bylaws, as amended; (iii) the Merger Agreement; (iv) the Registration Statement on Form S-4 to be filed by Glacier with the Securities and Exchange Commission (the “Registration Statement”); (v) resolutions adopted by the Board of Directors of Glacier relating to the authorization and approval of the Merger Agreement and the registration of the Shares under the Registration Statement; and (vi) such other documents as we consider necessary in order to render the opinion expressed below. We have assumed that the documents reviewed and relied upon in giving the opinion expressed below are true and correct copies of the documents and the signatures on such documents are genuine. As to questions of fact material to our opinion, where relevant facts were not independently established, we have relied upon statements of officers of Glacier or representations of Glacier contained in the Merger Agreement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts, representations and warranties contained in the documents listed above or otherwise made known to us.

Our opinion assumes that the Shares are issued in accordance with the terms of the Merger Agreement after the Registration Statement has become effective under the Act.

July 31, 2025

Based upon and relying solely upon the foregoing, and subject to the exceptions and limitations set forth herein, it is our opinion that, under existing law, the Shares, or any portion thereof, when issued pursuant to and in accordance with the Merger Agreement, after the Registration Statement has become effective under the Act, will be validly issued under the laws of the State of Montana and will be fully paid and non-assessable.

The opinion is given as of the date of this letter. We assume no obligation to revise or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may occur after the date of this letter.

This opinion letter is limited to the application of the laws of the State of Montana and the federal laws of the United States of America as in effect on the date of this letter. We express no opinion as to the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Certain Legal Matters” as having passed upon the validity of the Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.

Sincerely,

MOORE, COCKRELL, GOICOECHEA
& JOHNSON, P.C.

/s/ Moore, Cockrell, Goicoechea & Johnson, P.C.